Exhibit 10.50

DealPoint ID #	TBD

Statement of Work
("SOW")
Addresses and contacts for notices

"Microsoft"	"Supplier"
Company Name: Microsoft	Company Name: Touchpoint Metrics, Inc. DBA MCorp Consulting
Primary Contact:	Vendor Personnel Name(s): Michael Hinshaw Gary Batroff Denise della Santina Lynn Davison
Address:	Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105
Phone number:	Phone number: 415-526-2290
Fax number:	Fax number: 415-526-2650
Email (if applicable):	Email (if applicable): admin@mcorpconsulting.com
Secondary Contact:	Secondary Contact: Lisa Hamilton (Accounting)

SOW Effective Date:	TBD
SOW Expiration Date:	TBD

Agreed and accepted
Microsoft	Supplier
Microsoft Signature: SASHA FRLJANIC	Supplier Signature: MICHAEL HINSHAW

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Microsoft Name: Sasha Frljanic	Supplier Name: Michael Hinshaw
Microsoft Title: Director	Supplier Title: Managing Director
Microsoft Date: 3/20/2014	Supplier Date: March 15, 2014

This SOW pursuant to the Microsoft Purchase Order Terms and Conditions is entered into by the parties and effective as of the SOW Effective Date above as further described herein:

1.	Description of Services
Pursuant to and in conformance with any standards and/or specifications which may be provided by Microsoft to Supplier from time to time, Supplier shall deliver to and/or perform for Microsoft the following goods, services and/or other items or materials as defined further below (collectively, the "Services").
Supplier will apply its proven approach to and methodological system for Microsoft Customer Experience Management to develop a Customer Experience Readiness Training program (CXRT) for Microsoft Information Technology organization (IT) and the Customer Experience Management team from Strategic Enterprise Services (SES).
Specifically, Supplier will design and deliver a CXRT program (the "Work Product") built around central CCE concepts and content geared toward overall learning goals defined by what IT and SES wishes to achieve as a result of the CXRT program, and supporting the measurement of success against these goals.
While program design and development will be driven by the needs of Microsoft IT and SES (as defined in Phases 1 and 2), it is expected that the training will include general topic areas and exercises such as:
•	Customer experience overview: Understanding customer-centricity, customer experience, and customer experience management
•	Foundational principles: Including the customer lifecycle, touchpoints, the emotional experience and the "below the line" data, processes and systems that enable experience.
•	Experience Maturity and Customer Centricity: For understanding and hands-on benchmarking of the current state of an organization and where to focus internal improvement efforts.
•	Best practices: Understanding of best practices in physical, digital and cross-channel customer experience design and delivery, as implemented by best-practice leaders.
•
Customer Journey Mapping:  An adaptable methodology for assessing customer experience within an organization, as well as a way to identify and prioritize improvement opportunities. Including a series of take-home frameworks and tools, it will guide attendee efforts in:

o	Goal Setting: How to define and gain support for customer experience initiatives
o	Insights: The process for gathering, understanding and measuring customer and employee perceptions of experience

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o	Current State Journey Mapping: Including hands-on development of end-to-end journey maps, leveraging touchpoint inventory and analysis protocols to identify issue areas and opportunities
o	Experience design: Activities designed to close identified gaps in the areas of outside-in customer experience, or inside-out systems and processes.
o	Initiatives Identification: Based on issues as identified in the journey mapping exercise, a framework for identification and prioritization to guide high-value "go do" efforts
It is expected that the CXRT program will be designed as a 2-day, hands-on (teacher led) workshop.  Delivery options not included in this SOW include remote, asynchronous or eLearning models. If added following Phases 1 and 2, the Delivery Schedule and Services Fees for this SOW will be revised, and agreed to by both parties to this SOW prior to such activities occurring. Microsoft IT will provide an internal SES program coordinator in support of this effort.
The CXRT program will be designed to be both entertaining and involving, and will include a combination of group and individual activities. Material will be presented in a variety of ways (e.g. worksheets, hands-on exercises, role-playing, etc.) as well as through activities in which participants work with physical objects. A framework for board-type practitioner certification/testing will be developed in Phases 2 and 3, and tested with Phase 4 SES participants in Phase 5.
Phases of work and the key activities for each are as follows:
Phase 1, CXRT Readiness Blueprint: The primary objective of the analysis phase is to clarify and codify training program objectives, including identification of objectives, requirements for a data capture and analysis tool, a CXRT Blueprint and success criteria. Activities in this phase include:
▪	Project Kick-Off and Scheduling
▪	Stakeholder Interviews (~4)
▪	Audience Definitions
▪	Goals and Objectives Scoping/Articulation
▪	CXRT Program Blueprint
Phase 2, CXRT Program Design: The design phase is a systematic and detailed approach to CXRT program development, and includes tasks such as articulation of overall strategy, syllabus/lesson plans, assessment instruments, content, program readiness and instructional design, exercises, and a blueprint validation/prototyping workshop. Activities in this phase include:
▪	Strategy and Learning Outcomes
▪	Training Plan Development
▪	Initial Certification Framework
▪	Program Readiness and Instructional Design Outline
▪	Initial Content Development
▪	Blueprint Validation/Prototyping Workshop
Phase 3, CXRT Development: In the development phase, final content and program assets are created and assembled based on the blueprint developed in the design phase. Presentations and graphics are created, and, if hands-on "e-learning" or a design tool is made a part of this engagement, programmers will develop or integrate technologies. The project is reviewed, and revised according to feedback. Activities in this phase include:

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▪	Final Content Development
▪	Instructional Design Finalization
▪	Final Certification Framework
▪	Graphics and Training Materials Development
▪	Model Program Complete
Phase 4, Implementation: Implementation includes delivery of the training to initial audiences, and modifications to program based on attendee evaluations.  Evaluation includes attendee's assessment of learning outcomes during and following the training, as well as a practical evaluation of attendee's ability to apply learning in a work setting. Activities in this phase include:
▪	1 Model Program Delivery and Evaluation (Live Train-the-Trainer Session)
▪	Practical Evaluation and Revised Program Modification
▪	Delivery-Ready Program Complete
Phase 5, Delivery: This phase includes delivery of a series of three instructor-led, live trainings conducted by senior MCorp staff and delivered to three different Microsoft audiences. Following each training, evaluations will be requested and, based on the combined feedback of all three groups, a final set of modifications to program content and/or design will be made. Activities include:
▪	Certification Testing (1/2 Day, Live)
▪	Program Delivery and Evaluation (3 Live Training Sessions)
▪	Practical Evaluation and Final Program Modification
▪	Training and Certification Program Finalization

2.	Deliverables/Delivery Schedule

Supplier shall complete and deliver all Services to Microsoft on or before June 30, 2014.  The milestone delivery schedule for the Services, if applicable, shall be as follows:

Milestone #	Brief Description of Services to be completed by Supplier and delivered to Microsoft	Due on or Before
1	Phase 1 deliverables include the completion of the Goals and Objectives Scoping/Articulation and CXRT Program Blueprint	3/26/14
2	Phase 2 deliverables include the completion of Program Readiness and Instructional Design Outline, Initial Content Development and (1) Blueprint Validation/Prototyping Workshop	3/31/14
3	Phase 3 deliverables include the completion of Content Development and Instructional Design Finalization, and the Model Program Complete	4/30/14
4	Phase 4 deliverables include delivery of (1) Model Program Delivery and Evaluation Session, and the completion of the Delivery-Ready Program	5/30/14

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5	Phase 5 deliverables include the completion of (3) Live Training Sessions and Final Program Modification	06/30/14

3.	Payment

3.1	Services Fees

As complete and final payment for Services which has been completed and delivered by Vendor Personnel to Microsoft and which has been accepted by Microsoft, Microsoft shall pay Vendor:
total fee not to exceed one hundred and fifty-six thousand, five hundred U.S. Dollars ($156,500.00 USD) in accordance with the following milestone payment schedule:

Milestone #	Not to Exceed Payment Amount	Delivery/Payment Date
1	$34,000.00	3/26/14
2	$69,250.00	3/31/14
3	$23,750.00	4/30/14
4	$13,100.00	5/30/14
5	$16,400.00	6/30/14
Sub-Total	$156,500.00
Travel Expenses (if any – see Section 3.2, below)	$15,000.00	As incurred
Total	$171,000.00

3.2	Expenses: (choose one of the below)

As reflected in Section 3.1, above, Microsoft shall reimburse Supplier up to fifteen thousand U.S. Dollars ($15,000) for pre-approved, reasonable and actual travel and travel-related expenses incurred by Supplier in connection with the performance of the Services.  All travel expenses hereunder are subject to Microsoft's review and the Microsoft Travel Policy and Supplier must submit appropriate documentation evidencing expenses to be reimbursed.

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